UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                 January 19, 2006
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2006, we entered into a Non-Compete and Anti-Solicitation Agreement, Waiver and General Release of Claims, which we refer to as the Agreement, with John H. Gotta, President, The Lincoln National Life Insurance Company and Chief Executive Officer and Executive Vice President of Life Insurance and Retirement Services. Under the Agreement, Mr. Gotta will retire from his positions with us effective July 31, 2006, which we refer to as the termination date, with a work completion date of the earlier of (a) March 31, 2006, or (b) the date on which we inform Mr. Gotta that his services are no longer required. From his completion of work until July 31, 2006, Mr. Gotta agrees to make himself available to consult with us regarding operational and transitional issues upon request.

Unless he is involuntarily terminated for other than cause (as defined in the Agreement), if Mr. Gotta remains in our employ to the termination date, we will pay him:

•	a lump sum cash payment equal to $1,400,000, less applicable withholding taxes and deductions;

•
his full 2004-2006 LTIP Performance Cycle Award at target, or $2.1 million, a pro-rated amount of his 2005-2007 LTIP Performance Cycle Award at target of $2.1 million, or approximately $1.17 million (20 months of service out of a 36-month cycle). In addition, as the target amount for Mr. Gotta’s 2006-2008 LTIP Performance Cycle Award has not yet been set by the Board of Directors of LNC, Mr. Gotta will be paid an additional amount in cash calculated as 8/36 X $2.1 million, or $466,667--this represents Mr. Gotta’s 2006-2008 LTIP Performance Cycle Award, as if the target for such Award was equal to the target set for the 2005-2007 LTIP Cycle Award, pro-rated for 8 months of employment out of a total 36-month cycle. Each LTIP Award shall be paid in the form that Mr. Gotta previously elected, which were shares for the 2004-2006 cycle and 67% shares and 33% cash for the 2005-2007 cycle, and otherwise pursuant to the relevant terms and provisions of the Lincoln National Corporation Incentive Compensation Plan, the LTIP Award Agreements, and framework documents; and

•
an additional amount calculated as 8/12 X $900,000, or $600,000—this represents Mr. Gotta’s 2006 annual incentive bonus, as if the target for his 2006 annual incentive bonus was equal to the target set for his 2005 annual incentive bonus, pro-rated for 8 months of employment out of a total 12-month (one year) cycle.

In addition to the consideration described above, we have agreed not to decrease Mr. Gotta’s base salary below the level set for 2005 ($600,000 annually) for the remainder of his term of employment.

Pursuant to the Agreement, Mr. Gotta has agreed to protect and not disclose any of our confidential information and/or trade secrets. He has also agreed that for twelve months following his termination date, he will not act as a director, officer, employee, agent, consultant or advisor to, nor, directly or indirectly, become associated with any person, firm, company or corporation whose principal activity is competitive with our annuities businesses and will not, directly or indirectly, hire, manage, solicit or recruit our financial planners, agents, salespeople, financial advisors, or employees with whom Mr. Gotta became familiar as a result of his employment with us and who are involved in selling or distributing, or providing services with respect to the sale or distribution of our annuity products. Mr. Gotta may request a waiver of any of these obligations by written request made to our Chief Executive Officer for each potential engagement contemplated by Mr. Gotta. The request for a waiver may be granted or not granted, in the sole and unfettered discretion of our Chief Executive Officer.

Finally, in consideration of the payments that he is receiving under the Agreement, Mr. Gotta has executed a general release of claims releasing us and our affiliates and subsidiaries, and each of our and their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them from any and all claims he has ever had or now has arising from his employment or termination of employment.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	The following exhibit is included herewith.

Exhibit Number	Description
10.1	Non-Compete and Anti-Solicitation Agreement, Waiver and General Release of Claims between John H. Gotta and the Lincoln National Corporation (effective January 20, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION
By /s/ Frederick J. Crawford
Name: Frederick J. Crawford
Title: Senior Vice President and
Chief Financial Officer

Date: January 20, 2006

Exhibit Index

Exhibit Number	Description
10.1	Non-Compete and Anti-Solicitation Agreement, Waiver and General Release of Claims between John H. Gotta and the Lincoln National Corporation (effective January 20, 2006).